WAIVER OF CONTINGENT DEFERRED SALES CHARGE RIDER

This Rider is a part of the Contract to which it is attached. If not shown below, the Rider Data is shown on the Policy Data Page.

RIDER DATA
BASE POLICY NUMBER
RIDER ISSUE DATE
RIDER EFFECTIVE DATE
RIDER CHARGE

TOTAL OR PARTIAL SURRENDERS MAY BE SUBJECT TO INCOME TAXES AND A 10% TAX PENALTY. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE MAKING A SURRENDER.

BENEFITS

WAIVER OF CONTINGENT DEFERRED SALES CHARGE FOR DISABILITY

The Contingent Deferred Sales Charge will be waived for total or partial surrenders made while the Owner is disabled if:

1.
The Owner is receiving Social Security disability or state long-term disability benefits;

2.
The Owner became disabled as defined in 1 above more than one year after the Rider Effective Date;

3.
The disabled Owner as defined in 1 above has not yet reached age 65; and

4.
The Owner submits written proof of disability as defined in 1 above prior to receiving the total or partial surrender.

WAIVER OF CONTINGENT DEFERRED SALES CHARGE FOR EXTENDED CONFINEMENT

The Contingent Deferred Sales Charge will be waived for total or partial surrenders made while the Owner is confined to a Qualified Nursing Home or Licensed Hospital if:

1.
The confinement began more than one year after the Rider Effective Date and lasted at least 90 consecutive days before the total or partial surrender; and

2.
The Owner submits written proof of confinement prior to receiving the total or partial surrender.

A Qualified Nursing Home is an institution which:


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1.
Is licensed, by a governmental unit or agency in the state in which it is located, to provide nursing care;

2.
Provides 24-hour-a-day nursing services;

3.
Has a doctor available for emergency situations;

4.
Has a nurse on duty or on call at all times;

5.
Maintains clinical records; and

6.
Has appropriate methods for administering drugs.

BENEFITS (CONTINUED)

A Licensed Hospital is an institution which:

1.
Is licensed as a hospital by the state in which it is located;

2.
Is supervised by a staff of licensed physicians; and

3.
Operates primarily for the care and treatment of sick and injured persons as inpatients for a charge.

WAIVER OF CONTINGENT DEFERRED SALES CHARGE FOR TERMINAL ILLNESS

The Contingent Deferred Sales Charge will be waived for a total surrender made while the Owner is terminally ill if:

1.
The Owner is diagnosed as having a Terminal Illness;

2.
The Owner is first diagnosed as having a Terminal Illness more than one year after the Rider Effective Date;

3.
A licensed physician certifies in writing to such diagnosis;

4.

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The Owner submits written proof of Terminal Illness prior to receiving the total surrender; and

5.
The Owner returns the Contract to us.

Terminal Illness is an illness or physical condition which results in the prognosis by a licensed physician that the life expectancy of the Owner is 12 months or less.

GENERAL PROVISIONS

The charge for this Rider, as shown in the Rider Data, will be deducted from the Contract Value.

Surrenders will be processed as described in the Contract. Any Contingent Deferred Sales Charge which is not waived by the terms of this Rider will remain in effect.

All Contract provisions apply to this Rider unless changed by this Rider.